UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material Pursuant to § 240.14a-12

THE MARCUS CORPORATION
(Name of Registrant as Specified in its Charter)

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THE MARCUS CORPORATION

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT DATED APRIL 7, 2021

For
2021 Annual Meeting of Shareholders
To Be Held Thursday, May 6, 2021

This supplement (this “Supplement”) amends and supplements the definitive proxy statement (the “Proxy Statement”) filed by The Marcus Corporation for its 2021 Annual Meeting of Shareholders which was filed with the Securities and Exchange Commission (the “Commission”) on March 25, 2021.
This Supplement is being filed with the Commission and made available to our shareholders for the purposes of supplementing a statement in the Proxy Statement relating to the effect of abstentions on “Proposal 2 — Approval of the Amendment and Restatement of The Marcus Corporation 2004 Equity and Incentive Awards Plan” (“Proposal 2”). As stated in the Proxy Statement, the shareholder vote required to approve Proposal 2 is the affirmative vote of a majority of the votes present or represented at the meeting. We believe that our shareholders understand that, under this stated standard, an abstention will have the same effect as a vote “AGAINST” Proposal 2 because an abstention represents a vote present or represented at the meeting that is not an affirmative vote. Broker non-votes will have no effect on Proposal 2 as brokers are not entitled to vote on Proposal 2 in the absence of voting instructions from the beneficial owner.
As described in the Proxy Statement, the holders of the Company’s Common Shares and the holders of the Company’s Class B Shares will vote together as a single class on all matters subject to shareholder consideration at the 2021 Annual Meeting of Shareholders, including Proposal 2. The total number of votes represented by outstanding Common Shares and Class B Shares as of March 5, 2021, the record date, was 101,758,079, consisting of 23,505,539 votes represented by outstanding Common Shares and 78,252,540 votes represented by outstanding Class B Shares. The Marcus family controls the Class B Shares and approximately 75% of the voting power of the Company. Since the Marcus family has indicated that they intend to affirmatively vote the Class B Shares in favor of Proposal 2, approval of Proposal 2 is assured. As a result, whether other shareholders abstain or fail to vote at all will have no effect whatsoever on the outcome of the vote on Proposal 2.
Although the Company’s voting standard as detailed in the Proxy Statement already required the Company to treat abstentions as votes “AGAINST” Proposal 2 and shareholder approval of Proposal 2 is otherwise assured because the shareholder vote is controlled by the Marcus family, the Company is nonetheless filing this Supplement to re-confirm the treatment of abstentions and broker non-votes on Proposal 2. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. From and after the date of this Supplement, all references to “Proxy Statement” are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information and this Supplement should be read in conjunction with the Proxy Statement. You can view our Proxy Statement dated March 25, 2021 and our Annual Report for the year ended December 31, 2020 (collectively, the “Proxy Materials”) at www.proxyvote.com.
On Behalf of the Board of Directors
Thomas F. Kissinger
Senior Executive Vice President, General Counsel and Secretary